Exhibit 99.1

Contact:
William B. Boni
VP, Investor Relations/
Corp. Communications
(781) 994-0300
www.ArQule.com

FOR IMMEDIATE RELEASE:

ARQULE REPORTS SECOND QUARTER 2011 FINANCIAL RESULTS

Conference call scheduled today at 9:00 a.m. eastern time

Woburn, MA, August 4, 2011 – ArQule, Inc. (NASDAQ: ARQL) today announced its financial results for the second quarter of 2011.

For the quarter ended June 30, 2011, the Company reported a net loss of $10,804,000 or $0.20 per share, compared with a net loss of $8,227,000 or $0.18 per share, for the second quarter of 2010.  For the six-month period ended June 30, 2011, the Company reported a net loss of $12,270,000 or $0.24 per share, compared to a net loss of $17,979,000 or $0.40 per share, for the six-month period ended June 30, 2010.

At June 30, 2011, the Company had a total of approximately $127,248,000 in cash, equivalents and marketable securities.

Operational Update

•	Substantial completion of patient recruitment in the Phase 2 trial with tivantinib (ARQ 197), an oral, selective inhibitor of the c-MET receptor tyrosine kinase, in hepatocellular carcinoma (HCC);
•	Initiation of recruitment in a randomized, open-label Phase 2 combination trial of tivantinib and erlotinib in NSCLC patients with KRAS mutations;
•
Planned initiation by Kyowa Hakko Kirin, ArQule’s partner in the Asian territory, of a Phase 3 trial of tivantinib in non-squamous NSCLC patients with wild-type EGFR in Japan and other Asian countries;

•
Presentations of data at the 2011 Annual Meeting of the American Society of Clinical Oncology (ASCO) and the 14th World Conference on Lung Cancer  highlighting the potential benefit and tolerability of tivantinib in combination with sorafenib and gemcitabine.

“Enrollment in our single agent, randomized Phase 2 trial in HCC is substantially completed,” said Paolo Pucci, chief executive officer of ArQule.  “Availability of data from this trial will depend upon the rate of events observed in the 240 milligram twice daily cohort of patients, and we anticipate having these data toward the end of 2011.

“We have initiated patient recruitment in a Phase 2 trial comparing tivantinib and erlotinib against chemotherapy in NSCLC patients with KRAS mutations,” said Mr. Pucci.  “The primary objective is to evaluate progression-free survival in these previously treated patients, based on the clinical benefit observed in this sub-group within our randomized Phase 2 trial.

“We expect that Kyowa Hakko Kirin will independently initiate the recruitment of a Phase 3 trial in Asia of tivantinib and erlotinib in non-squamous NSCLC patients with wild type EGFR in the near future,” said Mr. Pucci.  “The worldwide registration program for tivantinib in NSCLC also includes the ongoing pivotal Phase 3 trial of tivantinib and erlotinib in non-squamous NSCLC conducted by Daiichi Sankyo Co., Ltd. in collaboration with ArQule at more than 200 sites and in more than 20 countries outside of Asia.”

Revenues and Expenses

The Company reported total revenues of $5,447,000 for the quarter ended June 30, 2011, compared to revenues of $7,106,000 for the second quarter of 2010.  Revenues for the six months ended June 30, 2011 were $18,852,000, compared to revenues of $13,431,000 for the six months ended June 30, 2010.

The revenue decrease in the 2011 three-month period is primarily due to an increase in contra-revenue associated with expenses for our tivantinib collaboration with Daiichi Sankyo, partially offset by revenue recognized from the AKIP™ discovery collaboration with Daiichi Sankyo.  The revenue increase in the 2011 six-month period is primarily due to revenue recognized from a milestone payment from Daiichi Sankyo received in the first quarter, partially offset by increased contra-revenue.

Total costs and expenses for the quarter ended June 30, 2011 were $16,388,000, compared to $15,844,000 for the second quarter of 2010.  Total costs and expenses for the six months ended June 30, 2011 were $31,324,000, compared to $31,617,000 for the same period in 2010.

Research and development costs for the three and six-month periods ended June 30, 2011 were $12,836,000 and $24,229,000, respectively, compared with $12,318,000 and $24,762,000 for the 2010 three and six-month periods.

General and administrative costs for the three and six-month periods ended June 30, 2011 were $3,552,000 and $7,095,000 respectively, compared with $3,526,000 and $6,855,000 for the 2010 three and six-month periods.

Confirmed Financial Guidance

As previously stated, for 2011 ArQule expects net use of cash to range between $40 and $45 million.  Revenues are expected to range between $27 and $32 million.  Net loss is expected to range between $35 and $40 million, and net loss per share to range between $(0.66) and $(0.75).  ArQule expects to end 2011 with between $85 and $90 million in cash and marketable securities.

Conference Call and Webcast

Date:	Thursday, August 4, 2011
Time:	9:00 a.m. ET
Conference Call Numbers
Domestic:	877-868-1831
International:	914-495-8595
Web cast:	http://www.arqule.com

A replay of the conference call will be available for seven days following the call and can be accessed by dialing toll-free 855-859-2056 and outside the U.S. 404-537-3406.  The replay access code is 82746505.

About ArQule

ArQule is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics.  The Company’s targeted, broad-spectrum products and research programs are focused on key biological processes that are central to human cancers.  ArQule’s lead product, in Phase 2 and Phase 3 clinical development, is tivantinib (ARQ 197), an oral, selective inhibitor of the c-MET receptor tyrosine kinase.  The Company has also initiated Phase 1 clinical testing with ARQ 621, designed to inhibit the Eg5 kinesin motor protein, and with ARQ 736, designed to inhibit the RAF kinases. ArQule’s current discovery efforts, which are based on the ArQule Kinase Inhibitor Platform (AKIP™), are focused on the identification of novel kinase inhibitors that are potent, selective and do not compete with ATP (adenosine triphosphate) for binding to the kinase.

This press release contains forward-looking statements regarding the Company’s clinical trials with tivantinib (ARQ 197) and other candidate compounds in earlier stages of development, as well as forward-looking statements related to the Company’s financial guidance for 2011 (including estimates of net use of cash, revenues, net loss, net loss per share and cash and marketable securities at the end of 2011) and its agreements with Daiichi Sankyo Co., Ltd. and Kyowa Hakko Kirin.  These statements are based on the Company’s current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially.  Positive information about pre-clinical and early stage clinical trial results does not ensure that later stage or larger scale clinical trials will be successful. For example, tivantinib, ARQ 621 (an Eg5 inhibitor) and ARQ 736 (a RAF kinases inhibitor) may not demonstrate promising therapeutic effects; in addition, they may not demonstrate appropriate safety profiles in current or later stage or larger scale clinical trials as a result of known or as yet unanticipated side effects. The results achieved in later stage trials may not be sufficient to meet applicable regulatory standards or to justify further development. Problems or delays may arise during clinical trials or in the course of developing, testing or manufacturing these compounds that could lead the Company or its partners to discontinue development.  Even if later stage clinical trials are successful, unexpected concerns may arise from analysis of data or from additional data. Obstacles may arise or issues may be identified in connection with review of clinical data with regulatory authorities, and regulatory authorities may disagree with the Company’s view of the data or require additional data or information or additional studies.  In addition, the planned timing of initiation and completion of clinical trials for tivantinib is subject to the ability of the Company or Daiichi Sankyo, its partner, and Kyowa Hakko Kirin, a licensee of tivantinib, to enroll patients, enter into agreements with clinical trial sites and investigators, and overcome other technical hurdles and issues related to the conduct of the trials for which each of them is responsible that may not be resolved.  Drug development involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product.  Positive pre-clinical data may not be supported in later stages of development.  Furthermore, ArQule may not have the financial or human resources to successfully pursue drug discovery in the future.  Moreover, Daiichi Sankyo has certain rights to unilaterally terminate the tivantinib license, co-development and co-commercialization agreement.  If it were to do so, the Company might not be able to complete development and commercialization of tivantinib on its own. For more detailed information on the risks and uncertainties associated with the Company’s drug development and other activities, see the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements.

ArQule, Inc.
Condensed Statement of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Research and development revenue (1)	$5,447	$7,106	$18,852	$13,431

Costs and expenses:
Research and development	12,836	12,318	24,229	24,762
General and administrative	3,552	3,526	7,095	6,855
Total costs and expenses	16,388	15,844	31,324	31,617

Loss from operations	(10,941)	(8,738)	(12,472)	(18,186)

Interest income	112	217	167	527
Interest expense	(6)	(133)	(12)	(255)
Other income (expense) (2)	31	(123)	47	(615)
Loss before taxes	(10,804)	(8,777)	(12,270)	(18,529)

Income tax benefit	—	550	—	550

Net loss	$(10,804)	$(8,227)	$(12,270)	$(17,979)

Basic and diluted net loss per share:
Net loss per share	$(0.20)	$(0.18)	$(0.24)	$(0.40)

Weighted average basic and diluted common shares outstanding	53,255	44, 517	51,961	44, 461

(1)
Research and development revenue is shown net of collaboration contra-revenue of $3.7 million and $8.7 million and $0.1 million and $0.8 million for the three and six months ended June 30, 2011 and 2010, respectively.

(2)	The 2010 periods include a net loss from auction rate securities and auction rate put option.

Balance sheet data (in thousands):	June 30, 2011	December 31, 2010

Cash, equivalents and marketable securities- short term	$84,090	$80,695
Marketable securities- long term	43,158	2,154
	$127,248	$82,849

Total assets	$137,512	$88,866

Notes payable	$1,700	$1,700

Stockholders’ equity (deficit)	$26,102	$(14,652)

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